Exhibit 10.3

EXECUTION VERSION

STOCKHOLDERS’ AGREEMENT

Dated as of January 23, 2007

with respect to

RDA Holding Co.

i

STOCKHOLDERS’ AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of January 23, 2007 by and among RDA Holding Co., a corporation organized under the laws of the State of Delaware (the “Company”), RDA Investors I, LLC, a limited liability company organized under the laws of the State of Delaware (“Ripplewood I”), RDA Investors II, LLC, a limited liability company organized under the laws of the State of Delaware (“Ripplewood II”), RDA Investors III, LLC, a limited liability company organized under the laws of the State of Delaware (together with Ripplewood I and Ripplewood II, “Ripplewood”), J. Rothschild Group (Guernsey) Ltd., a company organized under the laws of Guernsey, Channel Islands (“Rothschild”), GoldenTree Asset Management, LP, a limited partnership organized under the laws of Delaware (together with Ripplewood and Rothschild, the “Original Stockholders”), and the other Stockholders of the Company party hereto from time to time.

W I T N E S S E T H:

WHEREAS, the Company, Doctor Acquisition Co., a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of the Company (“Merger Sub”), and The Reader’s Digest Association, Inc., a corporation organized under the laws of the State of Delaware (“RDA”), entered into an Agreement and Plan of Merger dated as of November 16, 2006 (as such agreement may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into RDA (the “Acquisition”), and RDA shall continue as the surviving corporation (the “Surviving Corporation”) and as a wholly owned subsidiary of the Company;

WHEREAS, on the date hereof the Company is entering into agreements to acquire WRC Media, Inc., a corporation organized under the laws of the State of Delaware (“WRC”), and Direct Holdings U.S. Corp., a corporation organized under the laws of the State of Delaware (“DHUS”) (the potential acquisition of either or both of WRC and DHUS, the “Combination”); and pursuant to the applicable acquisition agreements certain investors in the WRC and DHUS businesses will receive Common Stock as consideration, which investors will be required to enter into Assumption Agreements hereto;

WHEREAS, for U.S. Federal income tax purposes, the parties hereto intend that (x) the contribution of capital by the Original Stockholders and the other common and preferred equity investors in the Company in connection with the Acquisition and (y) the Combination shall together constitute a transaction described under Section 351 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, pursuant to subscription agreements to be entered into as of the Closing Date by each of the Original Stockholders and each other Stockholder to become a party hereto as of the Closing Date (other than the Stockholders who receive Common Stock as consideration in the Combination), on the one hand, in form and substance reasonably satisfactory to the Company, each such Stockholder will purchase from the Company, and the Company will issue to such Stockholder, the number of shares of Common Stock set forth in Schedule I next to the name of such Stockholder (or in the case of Stockholders not set forth on Schedule I, as separately agreed), in each case for $10 in cash per share of Common Stock and on the other terms and conditions set forth in the applicable subscription agreement;

WHEREAS, the parties hereto deem it to be in their best interests to enter into an agreement establishing and setting forth their agreement with respect to certain rights and obligations associated with ownership of Stock; and

WHEREAS, this Agreement shall become effective immediately following the Closing.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1.               Certain Definitions.

As used herein, the following terms shall have the following meanings:

“1940 Act”: The United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Acquisition”: As defined in the recitals.

“Affiliate”: With respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that no Stockholder shall be deemed to be an Affiliate of any other Stockholder solely as a result of being a party to this Agreement or the transactions contemplated hereby; provided further that none of the Company or any of its subsidiaries shall be deemed to be an Affiliate of any Stockholder and no Stockholder or any of its Affiliates shall be deemed to be an Affiliate of the Company or any of its subsidiaries.

“Affiliate Transferee”: As defined in Section 3(a).

“Agreement”: As defined in the preamble.

“Assignee”: As defined in Section 3(a).

“Assumption Agreement”: A writing substantially in the form attached hereto as Annex A whereby a Person becomes a party to this Agreement.

“Board”: As defined in Section 7(a).

“Business Day”: A day which is not a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close.

“Closing”: As defined in the Merger Agreement.

“Closing Date”: As defined in the Merger Agreement.

“Code”: As defined in the recitals.

“Combination”: As defined in the recitals.

“Common Stock”: The common stock, par value $1.00 per share, of the Company.

“Company”: As defined in the preamble.

“Demand Notice”: As defined in Section 9.1(a).

“DHW”: As defined in the recitals.

“Director” and “Directors”: As defined in Section 7(a).

“Drag-Along Notice”: As defined in Section 5(a).

“Drag-Along Sale”: As defined in Section 5(a).

“Drag-Along Stockholders”: As defined in Section 5(a).

“Effective Time”: As defined in the Merger Agreement.

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“First Offer Acceptance”: As defined in Section 3(c)(i).

“First Offer Marketing Period”: As defined in Section 3(c)(ii).

“First Offer Notice”: As defined in Section 3(c)(i).

“First Offer Offeree”: As defined in Section 3(c)(i).

“First Offer Transferor”: As defined in Section 3(c)(i).

“HSR Act”: As defined in Section 3(c)(i).

“Indemnified Party”: As defined in Section 10(a).

“Initial Public Offering”: The initial bona fide underwritten public offering and sale of Common Stock pursuant to an effective registration statement under the Securities Act that results in (i) proceeds to the Stockholders and the Company of at least $50 million and (ii) the listing of the Common Stock on a United States national securities exchange or the quotation of such Common Stock on a United States inter-dealer quotation system.

“Management Services Agreement”: The Management Services Agreement to be entered into as of the Closing Date by and among the Company and the Original Stockholders in the form attached hereto as Annex B.

“Merger Sub” As defined in the recitals.

“Merger Agreement”: As defined in the recitals.

“New Stock”: Any Stock that is issued or otherwise created by the Company subsequent to the Closing Date; provided, however, that the term “New Stock” does not include Stock (i) issued pursuant to the acquisition of, or investment in, another Person by the Company or any of its subsidiaries, whether by merger, consolidation, purchase or exchange of stock or assets or reorganization or otherwise; (ii) issued in connection with any stock split or stock dividend of the Company; (iii) issued in connection with, or with any refinancing of, the Financing (as defined in the Merger Agreement) or any alternative Financing that includes financing for the Combination; (iv) issued pursuant to any registered public offering; (v) issued to employees of the Company or any of its subsidiaries under any incentive plan or upon exercise of options granted under any incentive stock option plan; or (vi) the issuance of which, individually or in the aggregate with any prior issuance of shares of Stock of the Company (other than any such prior issuances exempted under clauses (i) through (v) of this definition), results in a decrease to the percentage of outstanding Stock held by any Stockholder of not more than 1%.

“Offer Date”: As defined in Section 3(c)(i).

“Offer Price”: As defined in Section 3(c)(i).

“Offered Stock”: As defined in Section 3(c)(i).

“Original Stockholders”: As defined in the preamble.

“Other Stockholders”: The Stockholders other than Ripplewood.

“Permitted Transferee”: As defined in Section 3(a).

“Person”: Any individual, partnership, corporation, limited liability company, limited company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such), joint venture, joint-stock company or other entity or organization, including a government or governmental agency.

“RDA”: As defined in the recitals.

“Registrable Securities”: At any time, (a) any shares of Stock (other than Stock Equivalents) held by a Stockholder, (b) any shares of Stock issuable upon conversion, exchange or exercise of any Stock Equivalent of the Company held by a Stockholder (whether or not so converted, exchanged or exercised, provided that the conversion, exchange or exercise occurs not later than the effectiveness of the registration) and (c) any securities of the Company issued in exchange for or in respect of any of the foregoing, whether pursuant to a merger or consolidation, as a result of any stock split or reclassification of, or share dividend on, any of the foregoing or otherwise. For purposes of this Agreement, any Registrable Securities shall cease to be Registrable Securities when (i) a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement, (ii) such Registrable Securities shall have been disposed of pursuant to Rule 144, (iii) such Registrable Securities are sold by a Person in a transaction in which the rights under the provisions of this Agreement relating to registration are not assigned or (iv) such Registrable Securities shall cease to be outstanding.

“Registration Expenses”: As defined in Section 9.4(c).

“Registration Indemnified Party”: As defined in Section 9.6(c).

“Registration Indemnifying Party”: As defined in Section 9.6(c).

“Requesting Demand Stockholder”: As defined in Section 9.1(a).

“Required Interest”: As defined in Section 16(f).

“Ripplewood”: As defined in the preamble.

“Ripplewood I”: As defined in the preamble.

“Ripplewood II”: As defined in the preamble.

“Rule 144”: Rule 144 promulgated under the Securities Act.

“SEC”: The United States Securities and Exchange Commission.

“Securities Act”: The United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior PIK Preferred Stock”: The series of senior pay-in-kind preferred stock, par value $0.01 per share, of the Company, to be issued as of the Closing Date, in connection with the financing for the Merger Agreement.

“Stock”: (i) any Common Stock, (ii) any other capital stock of the Company that (x) has voting rights generally and not only in limited circumstances or (y) shares in the proceeds of a liquidation or dissolution of the Company on a basis that is tied to the proceeds payable with respect to Common Stock and (iii) any Stock Equivalents of the Company, in each case, whether owned on the date hereof or acquired hereafter.

“Stock Equivalents”: Securities, including options, that are, or may become, convertible into or exchangeable or exercisable for Stock, including any options, warrants or rights to acquire Stock.

“Stockholder” or “Stockholders”: The Original Stockholders and any other subsequent holder of Stock who agrees to be bound by the terms of this Agreement,

including each Person who acquires Common Stock on the Closing Date in connection with the acquisition of Senior PIK Preferred Stock or in connection with the Combination.

“Surviving Corporation”: As defined in the recitals.

“Tag-Along Notice”: As defined in Section 4(a)(i).

“Tag-Along Sale”: As defined in Section 4(a)(i).

“Tag-Along Seller”: As defined in Section 4(a)(i).

“Tagging Stockholder”: As defined in Section 4(a)(ii).

“Transfer”: To sell, transfer, assign, distribute, pledge, encumber or otherwise dispose of any Stock, either voluntarily or involuntarily. Any sale, transfer, assignment, distribution, pledge, encumbrance or other disposition of any ownership interests in any entity that is a direct or indirect beneficial or record owner of any Stock, or any other transaction that has the economic effect of Transferring Stock, shall be deemed to be a Transfer of Stock by the Stockholder directly owning such Stock. Notwithstanding the foregoing, it is understood and agreed that a Transfer shall not include (a) any Transfer of any ownership interests in Ripplewood Partners I, L.P. or Ripplewood Partners II, L.P. (or in any of their partners) or in any entity that owns Stock among a diverse group of other assets, (b) any distribution of Stock to any direct or indirect holders of ownership interests in Ripplewood or any such entity that owns Stock among a diverse group of other assets, so long as the transferee is a Stockholder (or agrees to become a Stockholder in connection therewith), or (c) any indirect Transfer which the Company determines should not under the circumstances be treated as a Transfer.

“United States” or “U.S.”: The United States of America, its territories and possessions, any State of the United States of America and the District of Columbia, as the context requires.

“Unwinding Event”: As defined in Section 3(a).

“VCOC Stockholder”: A Stockholder or any Affiliate thereof that is intended to qualify as a “venture capital operating company” within the meaning of 29 C.F.R. § 2510.3-101(d).

“WRC”: As defined in the recitals.

Section 2.               Methodology for Calculations. For all purposes of this Agreement, the proposed Transfer or the Transfer of a Stock Equivalent shall be treated as the proposed Transfer or the Transfer of the shares of Stock into which such Stock Equivalent can be converted, exchanged or exercised. All holdings of Stock by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Agreement; provided that equitable adjustment to the calculation of such holdings shall be made in the event that more than one class of Stock of the Company is issued.

Section 3.               Restrictions on Transfers of Stock; Right of First Offer.

(a)   Without the consent of Ripplewood acting in its sole discretion, no Stockholder may Transfer its Stock in whole or in part to any Person (an “Assignee”) prior to the sixth anniversary of the Closing Date, after which time a Stockholder may Transfer all or any portion of its Stock to another Person only in accordance with the terms of this Section 3, Section 4 or Section 5 (a “Permitted Transferee”); provided that a Stockholder may at any time and from time to time (A) Transfer all or a portion of its Stock to one or more Affiliates of such Stockholder (an “Affiliate Transferee”), and (B) Transfer its Stock in accordance with Section 4 as a Tagging Stockholder or Section 5 as a Drag-Along Stockholder, in each case without the consent of Ripplewood. In the event a transaction or event is contemplated in which any such Affiliate Transferee will cease to qualify as an Affiliate Transferee (an “Unwinding Event”), then (i) such Affiliate Transferee will promptly notify the Company of the pending occurrence of such Unwinding Event and (ii) prior to such Unwinding Event, such Affiliate Transferee will take all actions necessary to effect a transfer of all of the Stock held by such Affiliate Transferee either back to the Person who originally transferred such Stock to it or to another Affiliate of such original transferor. In the event of any purported Transfer by a Stockholder of any Stock in violation of the provisions of this Agreement, such purported Transfer will be void and of no effect, and the Company or the applicable Stockholder, as the case may be, will not give effect to such Transfer.

(b)   No Transfer shall be made pursuant to Section 3(a) unless:

(i)     such Transfer would not violate the Securities Act or other securities laws applicable to the Company or the Stock to be Transferred;

(ii)    such Transfer would not jeopardize the tax treatment intended by Section 16(m);

(iii)   such Transfer would not cause the Company to become subject to the 1940 Act;

(iv)   such Transfer would not require the Company to register a class of equity securities under Section 12 of the Exchange Act or any similar provision of any applicable foreign securities laws; and

(v)    any transferee of Stock (including Affiliate Transferees, but excluding transferees who acquire shares of Stock pursuant to Section 5 or in a registered offering pursuant to Section 9 or, following the Initial Public Offering, in a bona fide widely distributed sale either to the public or pursuant to Rule 144), at the time of and as a condition to such Transfer, becomes a party to this Agreement by executing and delivering to the Company an Assumption Agreement.

Upon executing and delivering an Assumption Agreement, the transferee will be treated as a Stockholder for all purposes hereof and shall succeed to the rights of the transferring Stockholder hereunder, except as otherwise provided in this Agreement or the Assumption Agreement.

In its reasonable discretion, the Company may condition any Transfer to be made pursuant to this Section 3 upon receipt of an opinion of counsel (who may be counsel for the Company and who with respect to Section 3(b)(ii) must be tax counsel) to the effect that such Transfer complies with this Section 3, which opinion and counsel shall be reasonably satisfactory to the Company; provided that if the Transfer is conditioned on an opinion of tax counsel relating to Section 3(b)(ii), the Company may impose such condition only during the six months following the Closing Date.

(c)   Right of First Offer. (i) Subject to the provisions of Section 9.5(b), if at any time any or all of the Stock held by any Other Stockholder (each such Other Stockholder, a “First Offer Transferor”) is proposed to be Transferred to any Person in a Transfer permitted pursuant to Section 3(a) (other than to an Affiliate of such First Offer Transferor or in accordance with Section 4 as a Tagging Stockholder or Section 5 as a Drag-Along Stockholder), the First Offer Transferor shall give Ripplewood (the “First Offer Offeree”) written notice (the “First Offer Notice”) of its bona fide intention to Transfer such Stock indicating the number of shares of Stock to be offered for Transfer (the “Offered Stock”), the price in cash at which the First Offer Transferor proposes to Transfer the Offered Stock (the “Offer Price”) and all other material terms and conditions on which the First Offer Transferor proposes to Transfer the Offered Stock (including the identity of the proposed Transferee). Delivery of a First Offer Notice shall constitute an offer by the First Offer Transferor, irrevocable through and including the Offer Date (as defined below) to Transfer to the First Offer Offeree, subject to the terms of this Section 3(c), all (but not less than all) of the Offered Stock at the Offer Price. During the 15 days following the receipt of such First Offer Notice (such 15th day, for the purposes of this Section 3(c), the “Offer Date”), the First Offer Offeree shall have the right to exercise the right to purchase, at the Offer Price, the Offered Stock by delivery of a reply notice (a “First Offer Acceptance”) to the First Offer Transferor setting forth (x) its irrevocable election to purchase from the First Offer Transferor all of the Offered Stock, (y) closing arrangements and (z) a closing date not less than 30 nor more than 60 days following the Offer Date (unless a longer period of time is necessary to comply with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or to obtain any other consent required to effect such purchase and sale, in which case such longer period). The First Offer Acceptance shall constitute a binding commitment of the First Offer Offeree to purchase, and a binding commitment of the First Offer Transferor to Transfer, all of the Offered Stock at the Offer Price. The First Offer Transferor shall transfer to the First Offer Offeree the Offered Stock, free and clear of all liens, and shall deliver to the First Offer Offeree such other documents and instruments of transfer as the First Offer Offeree reasonably may request.

(ii) In the event there has not been a timely election by the First Offer Offeree to purchase the Offered Stock in accordance with Section 3(c)(i), then for a period of 60 days immediately following the Offer Date (unless a longer period of time is necessary to comply with the requirements of the HSR Act or to obtain any other consent required to effect such purchase and sale, in which case such longer period) (the “First Offer Marketing Period”), the First Offer Transferor may Transfer, subject to the terms and provisions of this Agreement, the Offered Stock at a price not less than the Offer Price and on the same terms and conditions as provided in the First Offer Notice to the First Offer Offeree. If such Transfer is not made within the First Offer Marketing Period or is proposed to be made at a price that is less than the Offer Price or not on the same terms and conditions as provided in the First Offer Notice to the First Offer Offeree, (x) no Transfer of Stock shall be made unless and until a further application of the procedure set forth in Section 3(c)(i) shall have been made with respect to any such prospective Transfer of Stock and (y) the First Offer Transferor may not offer to Transfer its Stock to any Person (including the First Offer Offeree pursuant to this Section 3(c)) until the date that is six months after the last day of the First Offer Marketing Period.

Section 4.               Tag-Along Rights.

(a)   Transfer of Stock. (i) Subject to the provisions of Section 9.5(b), if at any time Stock held by any Stockholder (the “Tag-Along Seller”) is proposed to be Transferred to any Person (other than to an Affiliate of such Tag-Along Seller, to Ripplewood pursuant to Section 3(c) or in accordance with Section 4 as a Tagging Stockholder or Section 5 as a Drag-Along Stockholder) in an amount that, together with any related Transfers of Stock by such Tag-Along Seller and any of its Affiliates, exceeds either (x) 10% of the Stock originally acquired by such Tag-Along Seller and its Affiliates, provided that such amount also exceeds $2.5 million (based on the proposed Transfer price), or (y) $20 million (based on the proposed Transfer price), and such Transfer shall otherwise be permitted in accordance with Section 3 (each a “Tag-Along Sale”), then at least 20 days prior to the date proposed for such Tag-Along Sale, the Tag-Along Seller shall provide to all other Stockholders a notice (the “Tag-Along Notice”) stating the material terms and conditions of such proposed Tag-Along Sale (including the amount of Stock to be Transferred, the consideration to be paid for such Stock and the name of the proposed purchaser) and offer to all other Stockholders the opportunity to participate in such Tag-Along Sale in accordance with this Section 4 on the same terms and conditions as the Tag-Along Seller (with appropriate adjustments as may be determined by the Company in the case of an indirect Transfer of Stock; provided that any indemnities shall be made by the Stockholders severally and not jointly.

(ii)   Within 10 Business Days of its receipt of the Tag-Along Notice, each Stockholder that has elected (each such electing Stockholder, a “Tagging Stockholder”) to participate in the Tag-Along Sale shall notify the Tag-Along Seller and the Company of its election. Each Tagging Stockholder shall have the right (without the consent of Ripplewood) to Transfer to the proposed purchaser its pro rata share (based on its relative Stock ownership as compared to all other Stockholders) of the Stock being sold in the Tag-Along Sale.

(b)   Any notification by a Tagging Stockholder pursuant to Section 4(a) shall be a final and binding commitment of such Tagging Stockholder to participate in such Tag-Along Sale; provided, however, that in the event there is a material change in the terms and conditions (including the consideration) of the Tag-Along Sale, the Tag-Along Seller shall give written notice of such change to each Tagging Stockholder, and each Tagging Stockholder shall thereafter have the right to revoke its election to participate in the Tag-Along Sale by providing written notice to the Tag-Along Seller within two Business Days of receiving the notice of such change.

(c)   Notwithstanding anything contained in this Section 4, there shall be no liability on the part of the Tag-Along Seller to the Tagging Stockholders if the transfer of the Stock of the Tag-Along Seller pursuant to this Section 4 is not consummated for any reason. Whether to effect a transfer of Stock, or to terminate any such transaction prior to its consummation, is in the sole discretion of such Tag-Along Seller.

Section 5.               Drag-Along Rights.

(a)   If at any time Ripplewood and/or any of its Affiliates proposes to Transfer at least 50% of the Stock then held by Ripplewood and its Affiliates to any Person (other than Affiliates of Ripplewood) (a “Drag-Along Sale”), then Ripplewood may cause to be included in such Drag-Along Sale a proportionate amount of the Stock held by each of the Other Stockholders (the “Drag-Along Stockholders”) and shall provide notice at least 15 days prior to the date proposed for such Drag-Along Sale (the “Drag-Along Notice”) to the Drag-Along Stockholders stating the material terms and conditions of such Drag-Along Sale (including the kind and amount of consideration to be paid for such Stock and the name of the proposed purchaser).

(b)   In the event Ripplewood provides a Drag-Along Notice in accordance with this Section 5, each Drag-Along Stockholder shall (i) be obligated to Transfer to the proposed purchaser its Stock for the same consideration per Share and otherwise on the same terms and conditions as Ripplewood and/or its Affiliates, as applicable (with appropriate adjustments as may be determined by Ripplewood in the case of an indirect Transfer of Stock), as such terms and conditions are set forth in such Drag-Along Notice and (ii) execute and deliver such instruments of conveyance and transfer and take such other actions as Ripplewood or the proposed purchaser may reasonably require in order to carry out the terms of this Section 5.

(c)   The instruments of conveyance and transfer for a Drag-Along Sale shall not include any representations and warranties of any Drag-Along Stockholder except such representations and warranties as are ordinarily given by a seller of securities, including with respect to such seller’s authority to sell, enforceability of agreements against such seller, such seller’s good title in such securities and good title in such securities to be acquired by the purchaser at the closing of such sale; provided, however, that all representations and warranties, covenants, indemnities and agreements shall be made by Ripplewood and/or its Affiliates, on the one hand, and each Drag-Along Stockholder, on the other hand, thereunder severally and not jointly and that any liability of Ripplewood and/or its Affiliates, as the case may be, and each Drag-Along Stockholder thereunder shall be borne by each of them on a pro rata basis based on the relative number of shares of Stock being sold by it.

Section 6.               New Securities; Distributions.

(a)   When and to the extent the Company determines that it will issue shares of New Stock, the Company shall offer to each Stockholder its pro rata share of the New Stock to be issued (based on its pro rata Stock ownership as compared to all Stock issued and outstanding prior to the issuance of such New Stock), which offer shall be made by written notice from the Company to the Stockholders. Within 10 Business Days of its receipt of such notice, each Stockholder shall notify the Company of the number of shares of New Stock the Stockholder requests to purchase, subject to a maximum of such Stockholder’s pro rata share of such New Stock as described in the immediately preceding sentence (it being understood and agreed that the Company may make provision for Stockholders (on a pro rata basis) to request to purchase more than their respective pro rata shares of such New Stock, to the extent other Stockholders decline to purchase such New Stock). Any request by a Stockholder pursuant to the immediately preceding sentence shall be a final and binding commitment by such Stockholder to purchase the shares of New Stock so requested.

Section 7.               Corporate Governance; Management.

(a)   The Board of Directors of the Company (the “Board”) shall be composed of the number of directors (each a “Director” and collectively the “Directors”) determined by Ripplewood in its discretion from time to time, which shall be at least three Directors. Ripplewood shall be entitled to propose the appointment of the Directors (including the Chairman of the Board and independent Directors). At least one Director shall be “independent” for purposes of Rule 10A-3 promulgated under the Exchange Act. The Company and each of the Stockholders hereby agree to take all action necessary to effect the appointment to the Board of each Director appointee of Ripplewood.

(b)   Any Director may resign upon delivery of written notice from such Director to the Company and shall be removed by action of the Company or the Stockholders at the request of Ripplewood.

(c)   Except as otherwise required by law or regulation, the Company and each of the Stockholders shall use commercially reasonable best efforts to cause the charter, by-laws or other comparable organizational documents of the Company (and, to the extent necessary, the charter, by-laws or other comparable organizational documents of any subsidiary of the Company) to contain limitations on the liability of Directors to the fullest extent permissible under the laws of the State of Delaware.

(d)   The Company shall use commercially reasonable best efforts to procure and maintain during the term of this Agreement directors’ and officers’ liability insurance for each of the Directors (at the Company’s reasonable expense) which is comparable to that provided by other companies similar to the Company.

(e)   The Stockholders acknowledge that the holders of Senior PIK Preferred Stock (voting as a class) shall have the right to appoint two observers to the Board;

provided that such observers shall not be entitled to vote on any matter. The Company may also grant observer status to others from time to time.

Section 8.               Voting; Major Transactions. (a) Notwithstanding anything to the contrary contained in this Agreement, each Stockholder of the Company shall vote its respective shares of Stock, on all matters presented to the Stockholders for their approval (other than matters requiring a Stockholder’s approval pursuant to Section 8(b)), in such manner as such Stockholder is directed by Ripplewood I. Upon becoming a Stockholder, each Stockholder other than Ripplewood I hereby makes, constitutes and appoints Ripplewood I, with full power of substitution and resubstitution, its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to act as its proxy in respect of any vote or approval of Stockholders (other than matters requiring a Stockholder’s approval pursuant to Section 8(b)). The proxy granted pursuant to this Section 8(a) is a special proxy coupled with an interest and is irrevocable.

(b)  Without the affirmative vote or consent of Ripplewood I and the affirmative vote or consent of a majority in interest of the Other Stockholders, the Company shall not, and shall not permit its subsidiaries to (i) enter into any transaction between the Company or any of its subsidiaries, on the one hand, and Ripplewood or any of its Affiliates, on the other hand, other than the Management Services Agreement, the payment of a $25 million transaction fee to Ripplewood Holdings L.L.C. pursuant to a transaction fee agreement, the Acquisition and the Combination, (ii) enter into a material line of business that is unrelated to the existing business of the Company or any of its Subsidiaries, (iii) make any amendment to the certificate of incorporation or by-laws of the Company that would materially adversely affect the rights of the Other Stockholders or (iv) make any acquisition or divestiture of assets that have an enterprise value in excess of $400 million, other than the Acquisition or the Combination.

Section 9.               Registration Rights.

9.1           Demand Registration.

(a)  At any time and from time to time, Ripplewood and, after 180 days (or earlier if permitted by Ripplewood and the underwriter(s) in the Initial Public Offering) following the consummation of the Initial Public Offering, any other Original Stockholder (the “Requesting Demand Stockholder”) may, in a written notice (a “Demand Notice”) to the Company, request that the Company file a registration statement on any Form that is available to the Company for the registration of securities (other than a Form S-4 or Form S-8 or any successor or similar forms) under the Securities Act covering the registration of all or a portion of such Requesting Demand Stockholder’s Registrable Securities, as specified in the Demand Notice. In order to be valid, any Demand Notice after the Initial Public Offering must request the registration of Registrable Securities having an aggregate market value, based on the closing price of the Common Sock on the most recent trading day prior to the date of such Demand Notice, of not less than $25 million, and must otherwise provide the information described in Section 9.3(a) or be followed by such information, when requested as contemplated by Section 9.3(a). Following receipt of a valid Demand Notice, the Company shall use commercially reasonable efforts, in accordance with Section 9.4, to effect the registration of the

Registrable Securities covered by such Demand Notice, subject to any “cutbacks” imposed in accordance with Section 9.3(d).

(b)  The maximum number of registrations that the Company is required to effect in response to Demand Notices given by Requesting Demand Stockholders is four with respect to Ripplewood and one with respect to each other Original Stockholder. A registration requested by a Demand Notice shall not be deemed to have been effected on behalf of a Requesting Demand Stockholder unless (i) the related registration statement has been declared effective by the SEC, (ii) such registration statement has remained effective for the period set forth in Section 9.4(b) plus such longer period as, in the opinion of counsel for the underwriter or underwriters, a prospectus is required by law to be delivered in connection with the sale of Registrable Securities by an underwriter or dealer, (iii) the offering of Registrable Securities pursuant to such registration is not subject to any stop order, injunction or other similar order or requirement of the SEC during such period and (iv) in the event of an underwritten offering, the conditions to closing specified in the underwriting agreement entered into in connection with such registration are satisfied pursuant to the terms of such underwriting agreement. However, notwithstanding the requirement of clause (i), if the Requesting Demand Stockholder withdraws its request prior to the related registration statement being declared effective by the SEC, then such registration will be deemed to have been effected for purposes of this Section 9.1(b) unless (A) the Requesting Demand Stockholder pays the Registration Expenses incurred by the Company through the date of such withdrawal or (B) the withdrawal is due to the disclosure of material adverse information relating specifically to the Company that the Requesting Demand Stockholder did not know prior to submitting its Demand Notice. Furthermore, if in a registered offering requested by a Requesting Demand Stockholder such Requesting Demand Stockholder is subject to a cutback imposed in accordance with Section 9.3(d) of more than 50% of the Registrable Securities as to which it has requested registration, such Requesting Demand Stockholder shall not be deemed to have used one of its “demand rights” in connection with such offering.

(c)  As soon as reasonably practicable, but in no event later than 30 days, after receiving a valid Demand Notice, the Company shall file with the SEC a registration statement covering all of the Registrable Securities covered by such Demand Notice as well as any other Registrable Securities as to which registration is properly requested in accordance with Section 9.2 (which other Registrable Securities may be included by means of a pre-effective amendment), but subject in both cases to any cutbacks imposed in accordance with Section 9.3(d). However, if this filing deadline would otherwise occur within 120 days following the effective date of any other registration statement with respect to which the Stockholders have been entitled to join pursuant to Section 9.2 (180 days in the case of the registration statement for the Initial Public Offering), then the Company may defer the filing date until after such 120th day (or 180th day in the case of the registration statement for the Initial Public Offering).

(d)  In the case of a shelf registration statement, the Company shall not be required to keep such registration statement effective for longer than (i) one year following the effectiveness of the registration statement or, if earlier, (ii) the date on which (x) all of the Registrable Securities covered by the registration statement have been sold pursuant thereto and (y) the date on which all Registrable Securities held by the Requesting Demand Stockholder are eligible for sale without volume restrictions pursuant to Rule 144.

(e)  In the event that, following the receipt of a Demand Notice, (i) the Company is in possession of material non-public information the disclosure of which the Board determines, in its reasonable judgment and in good faith, would be materially adverse to the Company and would not otherwise be required under any applicable law to be publicly disclosed and (ii) the Company gives the Requesting Demand Stockholder written notice of such determination, the Company shall, notwithstanding the provisions of Section 9.1 hereof, be entitled to postpone for up to an aggregate of 120 days in any 12-month period the filing of any registration statement otherwise required to be prepared and filed by it pursuant to Section 9.1 hereof. In the event the Company postpones the filing of any registration statement pursuant to the preceding sentence, the Requesting Demand stockholder may withdraw its Demand Notice prior to the filing of the registration statement and shall not be deemed to have used one of its “demand rights”.

9.2           Piggyback Registration.

(a)  If at any time following the consummation of the Initial Public Offering the Company intends to file a registration statement under the Securities Act (other than a registration statement on Form S-4 or S-8 or any successor or similar forms) covering a primary or secondary offering of any Stock, whether in response to a valid Demand Notice or otherwise, the Company shall promptly give each Stockholder written notice specifying the date on which the Company anticipates filing such registration statement and advising each such party of its right to have its Registrable Securities included in such registration in accordance with this Section 9. Each Stockholder will then have the opportunity, by written notice received by the Company no later than 10 Business Days after such Stockholder’s receipt of the Company’s notice of such proposed filing, to request that all or a portion of such Stockholder’s Registrable Securities be included in such registration statement.

(b)  Following receipt of any such timely request, the Company shall include in such registration statement (including by means of a pre-effective amendment if the registration statement has already been filed) all of the Registrable Securities that such Stockholder requests for inclusion in such registration statement, subject to any cutbacks imposed in accordance with Section 9.3(d), and the Company shall use commercially reasonable efforts in accordance with Section 9.4 to effect the registration of all such Registrable Securities. However, if at any time after giving written notice of its intention to file such a registration statement and prior to the effective date of such registration statement, the Company decides for any reason not to proceed with the proposed registration (including because the Requesting Demand Stockholder withdraws its request pursuant to Section 9.1), then the Company shall give written notice of such decision to the parties holding Registrable Securities, at which point the Company will be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the related Registration Expenses); provided that this right on the part of the Company shall not affect the Company’s obligation to proceed with a registration validly requested under Section 9.1 and to include in such registration the

Registrable Securities requested for inclusion by any Stockholder pursuant to this Section 9.2.

(c)  In connection with any underwritten offering, the Company shall not be required under Section 9.2 to include Registrable Securities in such underwritten offering unless the holders intending to sell Registrable Securities accept the terms of the underwriting of such offering that have been reasonably agreed upon between the Company, the Requesting Demand Stockholder (if any) and the underwriters selected in accordance with this Agreement, but no Stockholder will be required to make representations or warranties to the underwriters or other purchasers or to provide indemnities other than as specified in this Agreement, and all such representations and warranties shall be on a several and not joint basis.

9.3           Rights and Obligations of Holders in Connection with a Registration.

(a)  The Stockholders participating in a registration in accordance with this Section 9 shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition and plan of distribution of such securities as the Company may reasonably request and as may reasonably be required in connection with the registration to be effected by the Company.

(b)  The Stockholders participating in a registered offering in accordance with this Section 9 will, if it is an underwritten offering, enter into an underwriting agreement, to be negotiated by the Company and its counsel, in customary form, which agreement will contain such representations and warranties by and obligations of the Company as are customarily contained in underwriting agreements generally, including, without limitation, customary indenmification and contribution provisions. Customary representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of the Stockholders participating in such offering in a manner customary for such transaction. No Stockholder of Registrable Securities shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than those representations, warranties and agreements (including limited indemnification with respect to written information supplied by such Stockholder with respect to itself) regarding such Stockholder as are customarily given by non-controlling stockholders seeking to sell shares in an underwritten secondary offering; provided, however, that if any Stockholder of Registrable Securities disapproves of the terms of the underwriting, such Stockholder’s sole remedy shall be to elect to withdraw all of its Registrable Securities by written notice to the Company, the managing underwriter and, if applicable, the Requesting Demand Stockholder. The Registrable Securities so withdrawn shall also be withdrawn from registration and the corresponding Demand Notice of such Requesting Demand Stockholder, if any, shall also be deemed to have been withdrawn.

(c)  The Company will have the right to select the underwriters in connection with any registered offering in accordance with this Section 9.

(d)  If the managing underwriter or underwriters determine in their reasonable business judgment that the total amount of Registrable Securities and other securities of the Company proposed to be included in an offering to which Section 9.1 or Section 9.2 applies is such as to materially adversely affect the success of such offering, then the Company shall only be obligated to include in such registered offering the amount of securities which the Company is so advised can be sold in such offering, as follows:

(i)  if such registration includes a registration of shares of securities to be offered for sale by the Company (other than in connection with a registration in response to a Demand Notice), the Company shall include in such registration, to the extent of available capacity, first, all such securities that the Company proposes to be included in such registration, and second, the Registrable Securities requested to be included in such registration by the Stockholders, pro rata among them in the proportion that the number of Registrable Securities sought to be registered by each of them bears to the total number of Registrable Securities sought to be registered by all of them; and

(ii)  if such registration is a registration of Registrable Securities in response to a Demand Notice, then the Company shall include in such registration, to the extent of available capacity, first, the Registrable Securities requested to be included in such registration by the Stockholders pro rata among them in the proportion that the number of Registrable Securities sought to be registered by each of them bears to the total number of Registrable Securities sought to be registered by all of them, and second, such securities that the Company proposes to be included in such registration.

(e)  Each Stockholder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 9.4(a)(viii), such Stockholder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 9.4(a)(viii) and, if so directed by the Company, such Stockholder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Stockholder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice; provided, however, that any period of time during which a Stockholder must discontinue disposition of Registrable Securities shall not be included in the determination of a period of distribution for purposes of Section 9.4(b).

9.4           Obligations of the Company in Connection with a Registration.

(a)  Whenever required under Section 9.1 or Section 9.2 to use commercially reasonable efforts to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably practicable (but subject to Section 9.1(d), Section 9.1(e) and any other applicable provisions in this Section 9):

(i)  prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby determined as provided in Section 9.4(b);

(ii)  before filing a registration statement or prospectus or any amendments or supplements thereto, furnish to counsel of the holders of such Registrable Securities copies of all such documents proposed to be filed, which documents will be subject to the reasonable review and comment of such counsel, and such other documents reasonably requested by such counsel, including any comment letter from the SEC, and provide such counsel reasonable opportunity to participate in the preparation of such registration statement and each prospectus included therein (including any amendments and supplements thereto) and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Company’s books and records, officers, accountants and other advisors;

(iii)  prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith (A) reasonably requested by any Stockholder of such Registrable Securities (to the extent such request relates to information relating to such Stockholder) and (B) as may be necessary to keep such registration statement effective for the period of distribution contemplated thereby determined as provided in Section 9.4(b) and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement, and furnish to the Stockholders of such Registrable Securities copies of any such amendments and supplements prior to their being used or filed with the SEC;

(iv)  furnish to the selling holders of Registrable Securities such numbers of copies of the registration statement and the prospectus included therein (including each preliminary prospectus and any amendments or supplements thereto in conformity with the requirements of the Securities Act, and, in each case including all exhibits thereto and all documents incorporated by reference therein) and such other documents and information as they may reasonably request and make available for inspection by the parties referred to in Section 9.4(a)(xv) such financial and other information and books and records of the Company, and cause the officers, Directors, employees, counsel and independent certified public accountants of the Company to respond to such inquiries, as shall be reasonably necessary, in the judgment of the respective counsel referred to in Section 9.4(a)(xv), to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act;

(v)  use commercially reasonable efforts to register or qualify the Registrable Securities covered by such registration statement under such securities or blue sky laws of such jurisdictions as any selling Stockholder or underwriter of Registrable Securities reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such Stockholder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Stockholder; provided, however, that the Company will not be required in connection therewith or as a condition thereto to (A) register or qualify to do business in or file a general consent to service of process in any jurisdiction wherein it would not, but for the requirements of this Section 9.4(a)(v), be obligated to do so, or (B) take any action that would subject it to more than de minimis taxation in a jurisdiction where it is not already subject to tax but for the requirements of this paragraph;

(vi)  promptly notify in writing each selling Stockholder of Registrable Securities, their counsel, the sales or placement agent, if any, therefor and the managing underwriter or underwriters, if any, thereof (A) when such registration statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (B) of any comments by the SEC or by any blue sky or securities commissioner or regulator of any state with respect thereto or any request by the SEC for amendments or supplements to such registration statement or prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation or threatening of any proceedings for that purpose, (D) if at any time the representations and warranties of the Company contained in any underwriting agreement or other customary agreement cease to be true and correct in all material respects or (E) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(vii)  use commercially reasonable efforts to prevent the entry of and obtain the withdrawal of any order suspending the effectiveness of such registration statement or any post-effective amendment thereto at the earliest practicable date;

(viii)  promptly notify in writing each selling Stockholder of Registrable Securities, at any time when a prospectus relating to such Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included or incorporated by reference in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make, in light of the circumstances under which they were made, the statements therein not misleading, and at the request of any such Stockholder promptly prepare and furnish to such Stockholder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make, in light of the circumstances under which they were made, the statements therein not misleading;

(ix)  furnish, at the request of any selling Stockholder of Registrable Securities, if the method of distribution is by means of an underwriting, on the date that the Registrable Securities are delivered to the underwriters for sale pursuant to such registration, or if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (A) a signed opinion, dated such date, of the independent legal counsel representing the Company for the purpose of such registration, addressed to the underwriters, if any, and to the Stockholders making such request, as to such matters as such underwriters or the Stockholders including Registrable Securities in such registration, as the case may be, may reasonably request and as would be customary in such a transaction; and (B) letters, dated such date and the date the offering is priced, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and to the Stockholders making such request and, if such accountants refuse to deliver such letters to such

Stockholders, then to the Company (x) stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included or incorporated by reference in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (y) covering such other financial matters (including information as to the period ending not more than five Business Days prior to the date of such letters) with respect to the registration in respect of which such letter is being given as such underwriters or the Stockholders holding a majority of the Registrable Securities included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction;

(x)  provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration;

(xi)  enter into customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form, including customary indemnification provisions substantially consistent with Section 9.6 and, to the extent required by the underwriters, customary lock-up provisions substantially consistent with Section 9.7) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities to be so included in the registration statement;

(xii)  use commercially reasonable efforts to obtain the governmental and self regulatory organization authorizations which may be required to effect such registration or the offering or sale in connection therewith or to enable the selling Stockholders to offer, or to consummate the disposition of, their Registrable Securities;

(xiii)  use commercially reasonable efforts to cause all Registrable Securities covered by the registration statement to be approved for listing on a U.S. national securities exchange or approved for traded on a national interdealer quotation system, and cooperate with the selling Stockholders of Registrable Securities and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing such Registrable Securities to be sold, which certificates shall conform to the requirements of such national securities exchange or interdealer quotation system and shall not bear any restrictive legends, and, in the case of an underwritten offering, enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriter or underwriters may request at least two Business Days prior to any sale of such Registrable Securities;

(xiv)  otherwise comply in all material respects with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, but not later than 18 months after the effective date of the registration statement, an earnings statement covering the period of at least 12 months beginning with the first full month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 10(a) of the Securities Act and Rule 158 promulgated thereunder;

(xv)  make available for inspection by any selling Stockholder of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such Stockholder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, Directors, employees and independent accountants to supply all information reasonably requested by any such Stockholder, underwriter, attorney, accountant or agent in connection with such registration statement;

(xvi)  permit any selling Stockholder of Registrable Securities that, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling Person of the Company to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of the Stockholder and its counsel should be included;

(xvii)  if requested by the managing underwriter or agent or any selling Stockholder of Registrable Securities covered by the registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or agent or such Stockholder reasonably requests to be included therein, including, with respect to the number of Registrable Securities being sold by such Stockholder to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering, and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

(xviii)  cause the Company’s executive officers to use, in accordance with customary practice, their commercially reasonable best efforts to support the marketing of the Registrable Securities, which may include participating in a so-called “road show” if requested and deemed advisable by the managing underwriter or underwriters; and

(xix)  use commercially reasonable efforts to take all other steps customary or necessary to effect the registration and sale of the Registrable Securities as contemplated hereby.

(b)  For purposes of Section 9.4(a), and with respect to registration required pursuant to Section 9.1, (i) the period of distribution of Registrable Securities in a firm commitment underwritten public offering will be deemed to extend until each underwriter has completed the distribution of all securities purchased by it (or such shorter period as may be required in the underwriting agreement) and (ii) the period of distribution of Registrable Securities in any other registration will be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby and 60 days after the effective date thereof.

(c)  All fees, costs and expenses incurred in connection with each registration or attempted registration pursuant to Section 9.1 or 9.2, including all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting costs and fees (including the expenses of any special audits or “cold comfort”

letters required by or incident to the Company’s performance of its obligations under Section 9.4), fees of the National Association of Securities Dealers, Inc., listing fees, fees and expenses of complying with state securities or blue sky laws, fees and disbursements of counsel for the Company, fees and disbursements of underwriters customarily paid by the issuers or sellers of securities and fees and expenses of the counsel to the Stockholders participating therein), but excluding any underwriting discounts or commissions (“Registration Expenses”), shall be paid by the Company. However, the Company will not be required to pay the fees and expenses of more than one counsel for Ripplewood and one other counsel for all other Stockholders of Registrable Securities participating therein.

9.5           Rule 144.

(a)  With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees that, after such time as the Company shall have consummated its Initial Public Offering, it will:

(i)  make and keep public information available, as those terms are understood and defined in Rule 144;

(ii)  use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required to be filed by the Company under the Securities Act and the Exchange Act;

(iii)  furnish to each Stockholder forthwith upon written request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents so filed by the Company as such Stockholder may reasonably request in availing itself of Rule 144; and

(iv)  upon the reasonable request of an Original Stockholder, provide reasonable cooperation in connection with the marketing of a “block” trade of Registrable Securities by such Stockholder.

(b)  After such time as the Company shall have consummated its Initial Public Offering, any Transfer pursuant to and in accordance with the provisions of Rule 144 shall not be subject to the provisions or procedures set forth in Section 3(c) or Section 4 above (but, for the avoidance of doubt, shall be subject to the remaining provisions of Section 3 above).

9.6           Indemnification. In the event the Company files any registration statement under the Securities Act or the Exchange Act, this Section 9.6 shall apply.

(a)  The Company shall indemnify and hold harmless each Stockholder and each such Stockholder’s directors, officers and each Person, if any, who controls such Stockholder, as the case may be, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) to which they may become subject under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such indemnified person is a party thereto) arise out of or are based on any untrue or alleged untrue statement of a material fact contained in such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make, in light of the circumstances under which they were made, the statements therein not misleading; provided, however, that the Company shall not be liable to any Stockholder or such Stockholder’s directors or officers or controlling Persons, in any such case, for any such loss, claim, damage or liability (or action or proceeding in respect thereof, whether or not such indemnified person is a party thereto) to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in conformity with written information relating to such Stockholder furnished to the Company by such Stockholder expressly for inclusion therein in connection with such registration; provided further, however, that as to any preliminary prospectus or any final prospectus, this indemnity agreement shall not inure to the benefit of any Stockholder or any such Stockholder’s directors or officers or controlling Persons, on account of any loss, claim, damage or liability arising from the sale of Registrable Securities to any Person by such Stockholder, if such Stockholder or its representatives failed to send or give a copy of the final prospectus or a prospectus supplement, as the case may be (excluding documents incorporated by reference therein), as the same may be amended or supplemented, to that Person within the time required by the Securities Act, and the untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact in such preliminary prospectus or final prospectus was corrected in the final prospectus or such prospectus supplement, as the case may be (excluding documents incorporated by reference therein), unless such failure resulted from the non-compliance by the Company with Section 9.4(a)(viii). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Stockholder or any such Stockholder’s directors or officers or controlling Persons and shall survive the transfer of such securities by such Stockholder.

(b)  Each Stockholder requesting or joining in a registration, severally and not jointly, shall indemnify and hold harmless the Company, each of its Directors and officers and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Stockholders but only with reference to written information relating to such Stockholder furnished to the Company by such Stockholder expressly for inclusion in connection with such registration; provided, however, that the liability of each Stockholder hereunder shall not exceed the net proceeds received by such Stockholder from the sale of Registrable Securities covered by such registration.

(c)  In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to either Section 9.6(a) or (b), such Person (the “Registration Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Registration Indemnifying Party”) in writing and the Registration Indemnifying Party, upon request of the Registration Indemnified Party, shall retain counsel reasonably satisfactory to the Registration Indemnified Party to represent the Registration Indemnified Party and any others the Registration Indemnifying Party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding, and the Registration Indemnifying Party shall, at its election and at the expense of the Registration Indemnifying Party, assume the defense thereof. In any such proceeding, any Registration Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Registration Indemnified Party unless (i) the Registration Indemnifying Party and the Registration Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Registration Indemnifying Party and the Registration Indemnified Party and representation of both parties by the same counsel would be, in the reasonable opinion of counsel to the Registration Indemnified Party, inappropriate due to actual or potential differing interests between them, in which event the fees and expenses of such counsel shall be borne by the Registration Indemnifying Party. It is understood that the Registration Indemnifying Party shall not, in respect of the legal expenses of any Registration Indemnified Party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the affected Stockholder(s), in the case of parties indemnified pursuant to Section 9.6(a), and by the Company, in the case of parties indemnified pursuant to Section 9.6(b). The Registration Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which shall not be unreasonably withheld or delayed), but if settled with such consent or if there shall be a final judgment for the plaintiff, the Registration Indemnifying Party agrees to indemnify the Registration Indemnified Party from and against any loss or liability by reason of such settlement or judgment. No Registration Indemnifying Party shall, without the prior written consent of the Registration Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Registration Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Registration Indemnified Party, unless such settlement includes an unconditional release of such Registration Indemnified Party from all liability on claims that are the subject matter of such proceeding.

(d) If the indemnification provided for in this Section 9.6 is held by a court of competent jurisdiction to be unavailable to any Person entitled to indemnification hereunder with respect to any losses, claims, damages, liabilities and expenses referred to herein, then the Registration Indemnifying Party, in lieu of indemnifying such Registration Indemnified Party hereunder, shall contribute to the amount paid or payable by such Registration Indemnified Party as a result of such loss, claim, damage, liability or expense (i) in such proportion as is appropriate to reflect the relative benefits received by the Registration Indemnifying Party and the Registration Indemnified Party from the distribution of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Registration Indemnifying Party and of the Registration Indemnified Party in connection with the statements or omissions which resulted in such loss, claim, damage, liability or expense, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the selling Stockholder of Registrable Securities or underwriter, as the case may be, on the other hand, in connection with the distribution of the Registrable Securities shall be deemed to be in the same proportion as the total net proceeds received by the Company from the offering bear to the total net proceeds received by such Stockholder from the offering or the underwriting discounts and commissions received by the underwriter in such offering, as the case may be. The relative fault of the Registration Indemnifying Party and of the Registration Indemnified Party shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Registration Indemnifying Party, the Registration Indemnified Party or the underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that the foregoing contribution agreement shall not inure to the benefit of any Registration Indemnified Party if indemnification would be unavailable to such Registration Indemnified Party by reason of the provisions of Sections 9.6(a) or (b), and in no event shall the obligation of any Registration Indemnifying Party to contribute under this clause (d) exceed the amount that such Registration Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Sections 9.6(a) or (b) had been available under the circumstances.

9.7           Lock-up.

(a)  Each Stockholder that holds Registrable Securities that could be included in a registration statement pursuant to Section 9.2 shall, in connection with any registration by the Company of any Stock (including Registrable Securities), at the request of the Company, promptly cease to effect any sale, disposition or distribution of any Stock (other than any included in the registration) without the prior written consent of the Company for a period beginning from the time the Company gives notice to each Stockholder of its intention to file a registration statement and ending upon the earlier of the expiration of the “lock-up” period imposed on the Company under the underwriting agreement (if any) relating to an underwritten offering covered by such registration statement, the date such registration statement is withdrawn or abandoned, or 60 days after the effective date of such registration statement in the case of a registration that is not an underwritten offering, except to the extent the Company and the underwriter or underwriters each conclude that Stockholders holding less than a minimum ownership percentage of outstanding Stock need not be subject to the “lock-up” period.

(b)  The Company agrees (i) not to effect any public offer, sale or distribution of Stock for a period beginning from the time the Company gives notice to each Stockholder pursuant to this Section 9 of its intention to file a registration statement to which Section 9.1 or 9.2 applies and 90 days after the effective date of such registration statement (180 days after such effective date in the case of the Initial Public Offering), and (ii) to use commercially reasonable efforts to cause each Stockholder to agree not to effect any sale, disposition or distribution of any Stock during such period (other than any included in the registration) without the prior written consent of the Company for a period beginning from the time the Company gives notice to each Stockholder of its intention to file a registration statement and ending upon the earlier of the expiration of the “lock-up” period imposed on the Company under the underwriting agreement (if any) relating to an underwritten offering covered by such registration statement, the date such registration statement is withdrawn or abandoned, or 60 days after the effective date of such registration statement in the case of an registration that is not an underwritten offering.

Section 10.             Indemnification.

(a)  To the fullest extent permitted by law, none of the Stockholders, their respective Affiliates, nor any of their respective partners, members, shareholders, directors, officers, employees, agents, consultants, legal or other advisors, nor the Directors (each, an “Indemnified Party”), shall be liable to the Company or to any Stockholder for (i) any act or omission by such Indemnified Party in connection with the conduct of the affairs of the Company or otherwise in connection with this Agreement or the matters contemplated herein, unless such act or omission resulted from gross negligence or willful misconduct by such Indemnified Party or (ii) any act or omission of any broker or other agent or representative of the Company.

(b)  No Stockholder shall have any personal liability whatsoever in its capacity as a Stockholder, whether to the Company, to any of the other Stockholders or to the creditors of the Company, including, without limitation, for the debts, liabilities, contracts or other obligations of the Company or for any losses of the Company.

(c)  To the fullest extent permitted by law, the Company shall indemnify and save harmless each Indemnified Party from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnified Party and arise out of or in connection with the affairs of the Company, including acting as a Director or the equivalent of the Company, or the performance by such Indemnified Party of any of the Board’s responsibilities hereunder or otherwise in connection with the matters contemplated herein; provided that each Indemnified Party shall be entitled to indemnification hereunder only to the extent that such Indemnified Party’s conduct did not constitute gross negligence or willful misconduct.

The satisfaction of any indemnification and any saving harmless pursuant to this Section 10 shall be from and limited to the Company’s assets, and no Stockholder shall have any personal liability on account thereof.

(d)  Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnified Party to repay such amount to the extent that it shall be determined ultimately that such Indemnified Party is not entitled to be indemnified hereunder.

(e)  The right of any Indemnified Party to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Party may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnified Party’s successors, assigns and legal representatives.

(f)  Any Indemnified Party shall be deemed to be a creditor of the Company with respect to any amounts payable to such Indemnified Party pursuant to this Section 10.

Section 11.             Legend. Each Stockholder and the Company shall take all action necessary to cause each certificate representing outstanding shares of Stock owned by a Stockholder to bear legends containing substantially the following words:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE

SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.

THE SALE, TRANSFER, ASSIGNMENT, DISTRIBUTION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF A STOCKHOLDERS’ AGREEMENT DATED AS OF JANUARY 23, 2007 (THE “STOCKHOLDERS’ AGREEMENT”) AMONG THE COMPANY AND THE STOCKHOLDERS NAMED THEREIN, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE STOCKHOLDERS’ AGREEMENT.

The requirement that the above securities legend be placed upon certificates evidencing shares of Stock shall terminate upon the earliest of the following events: (i) when such shares of Stock are Transferred pursuant to an effective registration statement under the Securities Act or (ii) when such shares of Stock are Transferred in any other transaction if the seller delivers to the Company an opinion of its counsel, which counsel and opinion shall be reasonably satisfactory to the Company, or a “no-action” letter from the staff of the SEC, in either case to the effect that such legend is no longer necessary in order to protect the Company against a violation by it of the Securities Act upon any sale or other disposition of such shares of Stock without registration thereunder. The requirement that the above stockholder’s agreement legend be placed upon certificates evidencing shares of Stock shall terminate upon a Transfer of Stock to a Transferee that is not required to become party to this Agreement. Upon the consummation of any event requiring the removal of a legend hereunder, the Company, upon the surrender of certificates containing such legend, shall, at its own expense, deliver to the Stockholder of any such shares of Stock as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such shares of Stock not bearing such legend.

Section 12.             Representations and Warranties. Each of the Stockholders, severally and not jointly, hereby represents and warrants to the other Stockholders and to the Company as follows:

(a)  Authorization. The Stockholder has the power and authority to enter into this Agreement and all other documents and instruments executed or to be executed by the Stockholder pursuant to this Agreement. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by the Stockholder pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Stockholder. This Agreement and all other documents and instruments executed or to be executed by the Stockholder pursuant to this Agreement have been, or will have been, at the time of their respective execution and delivery, duly executed and delivered by a Person duly authorized to execute and deliver this Agreement and such other documents and instruments on behalf of the Stockholder.

(b)  Compliance with Other Instruments and Laws. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by the Stockholder pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under any provision of (i) the organizational documents of the Stockholder or (ii) any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or any of its properties or assets except in the case of clause (ii) for any such conflicts, violations or defaults which would not have a material adverse effect on the validity or enforceability of this Agreement.

(c)  Authorizations and Consents. No consent, approval or authorization is required to be obtained or made by the Stockholder in connection with its execution, delivery or performance of this Agreement or the validity and enforceability of this Agreement, other than under circumstances where the failure to obtain such consent, approval or authorization would not have a material adverse effect on the validity or enforceability of this Agreement.

(d)  Litigation. No action, suit, proceeding or governmental investigation is pending against the Stockholder at law or in equity or before any governmental authority that seeks to question, delay or prevent the consummation of the transactions contemplated hereby.

(e)  Information and Experience. The Stockholder has made detailed inquiry concerning the Company and has received any and all written information which it has requested and all questions and inquiries have been answered to its satisfaction. The Stockholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Stock, is able to bear the risks of an investment in the Stock and understands the risks of, and other considerations relating to, a purchase of the Stock. Other than as set forth in the Agreement, the Stockholder is not relying upon any other information, representation or warranty by Ripplewood, the Company or any agent of either of them in determining to invest in the Company. The Stockholder has consulted with its own advisers as to the financial, tax, legal and related matters concerning an investment in the Stock and, on that basis, believes that an investment in the Stock is suitable and appropriate for the Stockholder. The Stockholder has no need for immediate liquidity in the Stockholder’s investment in the Stock.

(f)  Interests Acquired for Investment Purposes. The Stock to be acquired hereunder is being acquired by the Stockholder for its own account for investment purposes only and not with a view to resale or distribution. The Stockholder understands that the Stock has not been registered under the Securities Act, the securities laws of any U.S. state or the securities laws of any other jurisdiction, nor is such registration contemplated. The Stockholder understands and agrees further that shares of the Stock must be held indefinitely unless they are subsequently registered under the Securities Act and such laws or an exemption from registration under the Securities Act and such laws covering the sale of the Stock is available and that even if such an exemption is available, the assignability and transferability of the Stock will be governed by this Agreement, which imposes substantial restrictions on transfer. The Stockholder understands that legends as set forth in Section 11 will be placed on all documents evidencing the Stock.

(g)  Tax. The Stockholder does not and will not have any pre-existing commitment at the Effective Time to transfer its Stock to any other Person (except as described under Section 351(c) of the Code).

(h)  Accredited Investor. The Stockholder is an “accredited investor” as defined in Rule 501(a) promulgated under Regulation D of the Securities Act.

(i)  Financial Capability. The Stockholder and its Affiliates, after making any requisite capital calls, will have the financial capacity to complete the transactions contemplated by this Agreement.

(j)  Brokers. The Stockholder has not retained any finder, broker, agent, financial advisor, “purchaser representative” (as defined in Rule 501(h) promulgated under Regulation D of the Securities Act) or other intermediary in connection with the transactions contemplated by this Agreement. No agent, broker or other Person acting on behalf of the Stockholder is, or will be, entitled to any commission or broker’s or finder’s fees from the Stockholder, or from any Affiliate of the Stockholder, in connection with any of the transactions contemplated herein.

(k) The Stockholder hereby agrees to indemnify and hold harmless the Company from any liability for any compensation or other fees or expenses of any such intermediary, agent, broker or other Person described in Section 12(i) retained by such Stockholder and the fees and expenses of defending against such liability or alleged liability.

Section 13.             Management Rights.

(a)  With respect to each VCOC Stockholder, the Company hereby agrees that for so long as such VCOC Stockholder continues to hold any Stock, the Company shall, with respect to such VCOC Stockholder:

(b)  provide the VCOC Stockholder or a designated representative thereof with (A) upon reasonable notice, at reasonable times, from time to time, the right to inspect and copy the books and records of the Company and its subsidiaries, (B) upon reasonable notice, at reasonable times, from time to time, the right to visit and inspect the properties of the Company and its subsidiaries, (C) copies of all audited financial statements of the Company and its subsidiaries and (D) copies of all materials provided to the Board;

(c)  make appropriate officers and/or Directors of the Company and the Surviving Corporation available periodically for consultation with the VCOC Stockholder or a designated representative thereof with respect to matters relating to the business and affairs of the Company and its subsidiaries, including significant changes in management personnel and compensation of employees, introduction of new products or new lines of business, important acquisitions or dispositions of plants and equipment, significant research and development programs, the purchasing or selling of important trademarks, licenses or concessions or the proposed commencement or compromise of significant litigation;

(d)  inform the VCOC Stockholder or a designated representative thereof in advance with respect to any significant corporate actions, including extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the certificate of incorporation or bylaws of the Company and the Surviving Corporation, and upon reasonable notice, at reasonable times, from time to time, provide the VCOC Stockholder or a designated representative thereof with the right to consult with the Company and the Surviving Corporation with respect to such actions; and

(e)  provide the VCOC Stockholder or a designated representative thereof with such other rights of consultation as may be reasonably necessary to qualify its investment in the Company as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i).

The Company agrees to consider, in good faith, the recommendations of each VCOC Stockholder or its designated representative in connection with the matters on which it is consulted as described above, it being understood that the ultimate discretion with respect to such matters shall be retained by the Company.

Section 14.             Reports to Stockholders.

(a)  Books, Records and Accounts. Appropriate books, records and accounts shall be kept by the Company at the principal place of business of the Company or such other place as the Board shall determine in its discretion. Except as otherwise expressly provided herein, such books and records shall be maintained on a basis that allows the proper preparation of the financial statements and tax returns of the Company. Upon furnishing reasonable advance notice to the Company, each Stockholder or its duly authorized representative shall have access to all books, records and accounts of the Company and its subsidiaries and the right to make copies thereof for any purpose reasonably related to the Stockholder’s interest as a Stockholder of the Company at any reasonable time during normal business hours of the Company, in each case, under such conditions and restrictions as the Board may reasonably prescribe.

(b)  Reports to Stockholders. (i) As soon as practicable after the audited consolidated financial statements of the Company and its subsidiaries are available for each fiscal year of the Company, the Company shall send to each Stockholder:

(A) copies of such information as may be required for applicable income tax reporting purposes arising by reason of the Stockholder’s investment in the Company;

(B) the following annual audited consolidated financial statements of the Company and its subsidiaries prepared on the basis of generally accepted accounting principles in the United States:

(1)           a balance sheet as of the end of such period,

(2)           a statement of income or loss for such period, and

(3)           a statement of cash flows for such period; and

(C) in the case of the financial statements for the Company with respect to any fiscal year, an opinion of the independent auditors of the Company based upon their audit of the financial statements referred to in clause (B) above.

(ii)  As soon as practicable after the unaudited consolidated financial statements of the Company and its subsidiaries are available for each fiscal quarter of the Company, the Company shall send to each Stockholder the following unaudited quarterly consolidated financial statements of the Company and its subsidiaries prepared on the basis of generally accepted accounting principles in the United States:

(A)          a balance sheet as of the end of such period,

(B)           a statement of income or loss for such period, and

(C)           a statement of cash flows for such period.

(iii)  As soon as practicable after the end of each calendar month, the Company shall send to each Stockholder any management reports, key performance indicators and financial reports for banks lending funds to the Company or any of its subsidiaries prepared by the Company or any such subsidiary for such period; provided that neither the Company nor any subsidiary thereof shall be deemed to be required to prepare any of the foregoing solely as a result of this Section 14(b)(iii).

(iv)  The financial statements referenced in this Section 14(b) shall be expressed in U.S. dollars.

(v)  This Section 14(b) shall terminate upon an Initial Public Offering and, with respect to any Stockholder, when such Stockholder and its Affiliates cease to own at least 2% of the issued and outstanding Stock.

Section 15.             Expenses and Fees.

(a)  Other Expenses. The Company shall pay any and all fees and expenses incurred by the Original Stockholders and the Company in connection with the transactions contemplated hereby and the Merger Agreement (including expenses incurred in connection with the Acquisition and the Combination).

(b)  Management Services Agreement. The Stockholders acknowledge that the Company shall annually pay to the Original Stockholders or their respective designees their respective management fee as required pursuant to the Management Services Agreement.

Section 16.             Miscellaneous.

(a)  Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of (i) the Court of Chancery of the State of Delaware and (ii) the United States District Court for the District of Delaware for purposes of any suit, action or other proceeding arising out of this Agreement. Each party agrees to commence any such suit, action or proceeding either in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 16(a), that its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction in which the other party may be subject to suit.

(b)  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to conflict of laws principles of such State.

(c)  Successor and Assigns. This Agreement and the rights and duties of the parties hereto shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, heirs, successors and permitted assigns; provided that no Person (other than an Affiliate Transferee or Permitted Transferee) claiming by, through or under a Stockholder (whether such Stockholder’s executor, administrator, heir, successor or permitted Assignee), as distinct from such Stockholder itself, shall have any rights as, or in respect of, a Stockholder (including the right to approve or vote on any matter or to notice thereof). In the event of any merger, consolidation or other business combination of the Company with any of its Affiliates, each of the parties hereto or their permitted Assignees (or, if different, the surviving entity of the merger, consolidation or other business combination) shall execute a stockholders’ agreement with terms that are substantially equivalent to this Agreement (including the registration rights provided for in Section 9 hereof). Notwithstanding anything in this Agreement to the contrary, neither this Agreement, nor any right, remedy, obligation or liability arising hereunder shall be assignable by any party other than in connection with a Transfer of Stock permitted by the terms of this Agreement.

(d)  Further Assurances. Each Stockholder shall take all necessary or desirable actions within its control (including, without limitation, attending all meetings in person or by proxy for purposes of obtaining a quorum and executing all written consents in lieu of meetings, as applicable), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special Board and Stockholder meetings), to effectuate the provisions of this Agreement, including, but not limited to, the election of the Directors pursuant to Section 7(a).

(e)  Confidentiality. Each Stockholder will maintain the confidentiality of any and all materials of any kind, including but not limited to management presentations, the subject matter of meetings and any other information relating to the business, financial structure, financial position or financial results, clients or affairs of the Company, or any entity owned directly or indirectly by the Company, that shall not be generally known to the public received by such Stockholder, except (A) as otherwise required by governmental regulatory agencies, self-regulating bodies, stock exchanges or equivalent bodies, law or legal process or (B) for disclosures to directors, officers, employees, partners, members, shareholders, representatives and advisors of such Stockholder and its Affiliates who need to know the information and who are informed of the confidential nature of the information and agree to keep such information confidential. Each Stockholder further agrees to destroy or return to the Company any such confidential information in the event it ceases to be a Stockholder.

(f)  Amendments. Except as required by law, this Agreement may not be amended or supplemented without the written consent of Ripplewood, the Company and a majority in interest of the Other Stockholders; provided that no such amendment shall materially adversely affect the interests of a Stockholder without the written consent of such Stockholder so affected. The Board shall provide a copy of all amendments approved pursuant to this Section 16(f) to the Stockholders.

(g)  Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at (i) in the case of any Stockholder, at the address or fax number of such Stockholder as set forth in the Company’s books and records (or at such other address as shall be specified by such Stockholder by like notice) or (ii) in the case of the Company, at the following address (or at such other address as shall be specified by the Company by like notice):

RDA Holding Co.

c/o Ripplewood Holdings L.L.C.

One Rockefeller Plaza, 32nd Floor

New York, New York 10020

Attn: Christopher Minnetian, General Counsel

Fax: (212) 218-2769

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attn: Peter S. Wilson, Esq.

Fax: (212) 474-3700

Each such notice shall be effective if given by fax, upon dispatch (with confirmation of receipt), or if otherwise, upon delivery to the address of such Stockholder.

(h)  Counterparts. This Agreement may be executed in one or more original or facsimile or electronically transmitted counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(i)  Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the other documents and agreements referred to herein or entered into concurrently herewith, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter contained herein and (b) except for Sections 9.6 and 10, are not intended to confer upon any Person other than the parties hereto any rights or remedies. Notwithstanding the foregoing, each VCOC Stockholder that is not a signatory to this Agreement shall have the rights and obligations under Section 13 as if a signatory to this Agreement.

(j)  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(k)  Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

(1)  Waiver of Jury Trial. The Stockholders hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement in any jurisdiction in which a jury trial in such an action or proceeding would be permitted.

(m)  Tax Treatment. For U.S. Federal income tax purposes, the parties hereto intend that (x) the contribution of capital by the Original Stockholders and the other common and preferred equity investors in the Company in connection with the Acquisition and (y) the Combination shall together constitute a transaction described under Section 351 of the Code. Each party will (and will cause its Affiliates to) not take any action and will not fail to take any action which action or failure to act would be reasonably expected to prevent the tax treatment intended by this Section 16(m). The parties hereto shall not (and will cause their Affiliates to not) take any position inconsistent with such tax treatment on any return or filing or otherwise with any taxing authority unless otherwise required by applicable law.

Section 17.       Effectiveness of Agreement; Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement shall be effective immediately following the Closing and shall terminate and be of no further effect upon termination of the Merger Agreement in accordance with its terms; provided such termination of the Merger Agreement occurs prior to the consummation of the Merger.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

RDA HOLDING CO.,

by	/s/ Christopher Minnetian
Name:
Title:

RDA INVESTORS I, LLC,

by	/s/ Christopher Minnetian
Name:
Title:

RDA INVESTORS II, LLC,

by	/s/ Christopher Minnetian
Name:
Title:

RDA INVESTORS III, LLC,

by	/s/ Christopher Minnetian
Name:
Title:

J. ROTHSCHILD GROUP (GUERNSEY) LTD.,

by	/s/ Mark Le Ray
Name: Mark Le Ray
Title: Director

GOLDENTREE ASSET MANAGEMENT, LP.,
not in its individual and principal capacity, but as
investment advisor to one or more managed
funds/clients

by	/s/ Steven Shapiro
Name: Steven Shapiro
Title: Partner/Portfolio Manager